PLAN OF LIQUIDATION

OF

FIFTH STREET ASSET MANAGEMENT INC.

(A Dissolved Delaware Corporation)

This Plan of Liquidation (the “Plan of Liquidation” or “Plan”) of Fifth Street Asset Management Inc. (“FSAM”) is dated this 11th day of December, 2017.

WHEREAS, the dissolution of FSAM was duly authorized by its board of directors (the “Board”) and stockholders, and FSAM was dissolved on December 11, 2017 by the filing of a certificate of dissolution (the “Certificate of Dissolution”) with the Office of the Secretary of State of the State of Delaware;

WHEREAS, FSAM elects to adopt a plan of distribution pursuant to Section 281(b) of the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the Board has determined in its reasonable business judgment that it is advisable and in the best interests of the Company and its stockholders that the Company commence an orderly liquidation and/or wind up in accordance with the DGCL and the Internal Revenue Code of 1986, as amended (the “Code”) and has adopted this Plan in accordance with the Second Amended and Restated Certificate of Incorporation of FSAM (the “Certificate of Incorporation”) and the bylaws of FSAM (together with the Certificate of Incorporation, the “Governing Documents”), and the stockholders of FSAM have approved this Plan in accordance with the Governing Documents;

NOW THEREFORE, FSAM adopts the following Plan of Liquidation for the orderly liquidation and/or wind up of FSAM, which shall constitute a plan of distribution in accordance with Section 281(b) of the DGCL:

1.	PAYMENT OF LIABILITIES AND OBLIGATIONS. The officers of FSAM (each, an “Authorized Officer”) be, and each of them hereby is, authorized, empowered and directed on behalf of FSAM to (a) pay or provide for the payment in full, or in such other amount as shall be agreed upon by FSAM and the relevant creditor, any unknown liabilities or outstanding obligations prior to the date of this Plan and liabilities and obligations incurred or to be incurred after such date, including fees and expenses in connection with legal, accounting and other professional services to be rendered in connection with the dissolution and liquidation of FSAM and the winding up of its business and affairs and (b) pay in full any liabilities for federal, state and city taxes.

2.	CONTINGENCY RESERVE. If and to the extent deemed necessary, appropriate or desirable by the Board, in its absolute discretion, FSAM may establish and set aside a reasonable amount of cash and/or property to satisfy claims against and any unmatured or contingent liabilities and obligations of FSAM, including tax obligations, and all expenses of the sale of FSAM’s property and assets, of the collection and defense of FSAM’s property and assets, and the liquidation and dissolution provided for in this Plan.

3.	LIMITED CONTINUATION OF FSAM; AUTHORITY OF OFFICERS AND DIRECTORS.

a.	From and after the date hereof, FSAM shall not engage in any further business activities except for the period set forth in and purposes allowed by Section 278 of the DGCL, including the purpose of implementing any claims procedure, prosecuting or defending suits and engaging in such activities as are necessary to enable FSAM to gradually settle and close its business, liquidate, dispose of and convey its property, discharge its liabilities and distribute any remaining assets to its stockholders. The Board and the officers of the Company then in office shall continue in office solely for these purposes and shall cease to be members of the Board and/or officers of the Company upon the earlier of the completion of these activities, the date of their respective resignations, or the expiration of the continuation period set forth in Section 278 of the DGCL.

b.	The Board may appoint officers, hire employees and retain independent contractors in connection with the winding up process and is authorized to pay such persons compensation for their services. The approval of this Plan by the stockholders of FSAM in accordance with the Governing Documents constitutes full and complete authority, in accordance with and subject to the terms of the Governing Documents for the Board and the Authorized Officers, without further stockholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Board or any such Authorized Officer deem necessary, appropriate or advisable (i) to dissolve FSAM in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business; (ii) to sell, dispose, convey, transfer and deliver the assets of FSAM; (iii) to satisfy or provide for the satisfaction of FSAM’s obligations in accordance with Section 281(b) of the DGCL; and (iv) to distribute all of the remaining funds of FSAM to the stockholders of FSAM in accordance with the Certificate of Incorporation in complete cancellation or redemption of such stock.

4.	CONVERSION OF ASSETS INTO CASH OR OTHER DISTRIBUTABLE FORM. The Authorized Officers and agents of FSAM shall, as promptly as feasible, proceed to collect all sums due or owing to FSAM, to sell and convert into cash any and all corporate assets and, out of the assets of FSAM, attempt to pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of FSAM pursuant to Sections 1 and 2 above, including all expenses of the sale of assets and of the dissolution and liquidation provided for by this Plan. Any funds left over shall be distributed to the stockholders of FSAM in accordance with the priorities for distributions set forth in the Certificate of Incorporation.

5.	RECOVERY OF ASSETS. In the event that FSAM (or any trustee or receiver for FSAM appointed pursuant to Section 279 of the DGCL) shall recover any assets or funds belonging to FSAM, such funds shall first be used to satisfy any claims against or obligations of FSAM, and to the extent any assets or funds remain thereafter, shall be distributed to the stockholders of FSAM in accordance with and subject to the terms of the Certificate of Incorporation, the DGCL and to such terms and conditions as the Board (or any trustee or receiver for FSAM) may deem appropriate; provided, however, that nothing herein shall be deemed to preclude FSAM (or any trustee or receiver for FSAM) from petitioning any court of competent jurisdiction for instructions as to the proper distribution and allocation of any such assets or funds that may be recovered by or on behalf of FSAM.

6.	PROFESSIONAL FEES AND EXPENSES. It is specifically contemplated that any Authorized Officer may authorize the payment of fees to a law firm or law firms selected by such Authorized Officer as may be required for legal fees and expenses of FSAM, including to cover any costs payable pursuant to the indemnification of FSAM’s officers or members of the Board provided by FSAM pursuant to the Governing Documents, the DGCL or otherwise, and may authorize the payment of fees to an accounting firm or firms selected by the Board for services rendered to FSAM. In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, FSAM may, in the sole and absolute discretion of any Authorized Officer, pay any brokerage, agency and other fees and expenses of persons rendering services to FSAM in connection with the collection, sale, exchange or other disposition of FSAM’s property and assets and the implementation of this Plan.

7.	INDEMNIFICATION. FSAM shall continue to indemnify its officers, directors, employees and agents in accordance with the Governing Documents and any contractual arrangements for actions taken in connection with this Plan and the winding up of the affairs of FSAM. The Board, in its sole and absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover FSAM’s obligations hereunder, including directors’ and officers’ liability coverage.

8.	LIQUIDATING TRUST. The Board may, but is not required to, establish and distribute assets of FSAM to a liquidating trust, which may be established by agreement in form and substance determined by the Board with one or more trustees selected by the Board. In the alternative, the Board may petition a court of competent jurisdiction (the “Court”) for the appointment of one more trustees to conduct the liquidation of FSAM, subject to the supervision of the Court. Whether appointed by an agreement or by the Court, the trustees shall in general be authorized to take charge of FSAM’s property, and to collect the debts and property due and belonging to FSAM, with power to prosecute and defend, in the name of FSAM or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint agents under them and to do all other acts which might be done by FSAM that may be necessary, appropriate or advisable for the final settlement of the unfinished business of FSAM.

9.	LIQUIDATING DISTRIBUTIONS. Liquidating distributions as deemed necessary, appropriate or desirable by the Board and in accordance with and subject to the terms of the Certificate of Incorporation, shall be made from time to time after the adoption of this Plan to the stockholders of the Company in accordance with the provisions of the Certificate of Incorporation for such liquidating distributions; provided that in the opinion of the Board adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of FSAM (including costs and expenses incurred and anticipated to be incurred in connection with the complete liquidation of FSAM). All determinations as to the time for and the amount of liquidating distributions shall be made in the exercise of the absolute discretion of the Board and in accordance with Section 281 of the DGCL. As provided in Section 12 below, distributions made pursuant to this Plan shall be treated as made in complete liquidation of FSAM within the meaning of the Code and the regulations promulgated thereunder.

10.	AMENDMENT OR MODIFICATION OF PLAN. If for any reason the Board determines that such action would be in the best interests of FSAM, it may amend or modify this Plan and all actions contemplated hereunder, notwithstanding stockholder approval of this Plan, to the extent permitted by the DGCL and in accordance with and subject to the terms of the Certificate of Incorporation; provided, however, that FSAM will not amend or modify this Plan under circumstances that would require additional stockholder approval under the DGCL and/or the federal securities laws without complying with such laws.

11.	CANCELLATION OF STOCK AND STOCK CERTIFICATES. FSAM will finally close its stock transfer books and discontinue recording transfers of stock on the earliest to occur of (i) the close of business on the record date fixed by the Board for the final liquidating distribution or (ii) such other date on which the Board, in accordance with applicable law, determines and closes such stock transfer books, and thereafter certificates representing stock will not be assignable or transferable on the books of FSAM except by will, intestate succession or operation of law.

12.	LIQUIDATION UNDER CODE SECTIONS 331 AND 336. It is intended that this Plan shall be a plan of complete liquidation of FSAM in accordance with the terms of Sections 331 and 336 of the Code. This Plan shall be deemed to authorize the taking of such action as, in the opinion of counsel for FSAM, may be necessary to conform with the provisions of said Sections 331 and 336 and the regulations promulgated thereunder, including the making of an election under Section 336(e) of the Code, if applicable.

13.	FILING OF TAX FORMS. The Authorized Officers be, and each of them hereby are, authorized and directed, within 30 days after the effective date of this Plan, to execute and file a U.S. Treasury Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with this Plan and the carrying out thereof.

14.	POTENTIAL ASSIGNMENT FOR BENEFIT OF CREDITORS. Notwithstanding anything to the contrary herein, from and after the date of this Plan, if deemed necessary or desirable by the Board, subject to and upon separate approval by the Board, FSAM may make an assignment for benefit of its creditors under applicable state law, and thereby liquidate and wind up its affairs through such an assignment for benefit of creditors proceeding under applicable law (an “Assignment”). Approval of the Plan constitutes the approval by the stockholders of FSAM of its liquidation and wind up through an Assignment if later approved by the Board and the terms of any agreement with the assignee of such Assignment (“Assignment Agreement”). If FSAM liquidates and winds up its affairs through an Assignment, all provisions of this Plan shall remain in full force and effect, except that in the event that any of the provisions of this Plan are inconsistent either with the applicable law governing the Assignment (“Applicable Assignment Law”) or the Assignment Agreement, then such Applicable Assignment Law and/or Assignment Agreement shall govern.

15.	FURTHER ACTIONS. The Authorized Officers be, and each of them hereby is, authorized, without further action by the Board or FSAM’s stockholders, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, assignments, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of such Authorized Officer, to implement this Plan and the transactions contemplated hereby, including all filings or acts required by any state or federal law or regulation to wind up the affairs of FSAM.